Exhibit 4.2

RESTRICTED STOCK AWARD AGREEMENT

RYVYL Inc.
2023 Equity Incentive Plan

I.	NOTICE OF RESTRICTED STOCK GRANT

Name:

Address:

The undersigned Participant has been granted Restricted Stock in RYVYL Inc. (the “Company”), subject to the terms and conditions of the RYVYL Inc. 2023 Equity Incentive Plan (the “Plan”) and this Restricted Stock Award Agreement, as follows:

Date of Grant:

Vesting Commencement Date:

Total Number of Restricted Shares:

Period of Restriction: The Restricted Shares shall become vested and the Period of Restriction shall lapse with respect to the Restricted Shares covered by this Award as follows:

●	Vesting is subject to the Participant continuing to be a Service Provider from the Date of Grant through such date;

●	If earlier, vesting will accelerate if there is a Change in Control or if the Participant’s Service is terminated on account of death or Disability.

II.	AGREEMENT

1.  Grant of Restricted Shares. Pursuant to the terms of the Plan, the Company hereby grants to the Participant named in the Notice of Restricted Stock Grant in Part I of this Award Agreement (“Participant”), the Restricted Shares set forth in the Notice of Restricted Stock Grant. Any capitalized terms not defined herein shall have the meaning set forth in the Plan.

2.  Period of Restriction. The Period of Restriction shall lapse as specified in the Notice of Restricted Stock Grant, at which time the affected Restricted Shares shall be treated as unrestricted Shares, although no fractional Shares shall be issued. The Restricted Stock will vest according to the Period of Restriction above, except that if the Participant is under a blackout period on any vesting date, the next vesting schedule date will be delayed until the next open window, and any fraction of an RSA that would otherwise be vested will be accumulated and will vest only when a whole RSA has accumulated.

3.  When a Participant ceases to be a Service Provider, any Restricted Shares that remain subject to the Period of Restriction will be forfeited and revert to the Company.

4.  Compliance. No Shares shall be issued pursuant to the lapse of the Period of Restriction unless such issuance complies with Applicable Laws. The Shares shall be unregistered unless the Company voluntarily files a registration statement covering such Shares with the U.S. Securities and Exchange Commission.

5.  Non-Transferability of Restricted Shares. The Restricted Shares may not be transferred in any manner other than by will or by the laws of descent or distribution. The terms of this Award Agreement shall be binding upon the executors, administrators, heirs, successors, and assigns of Participant.

6.  Tax Obligations.

(a)  Tax Withholding. Participant agrees to make appropriate arrangements with the Company (or the parent or subsidiary employing or retaining Participant) for the satisfaction of all Federal, state, local, and foreign income, and employment tax withholding requirements applicable to the Restricted Shares. Participant acknowledges and agrees that the Company may refuse to deliver the Shares if such withholding amounts are not delivered.

(b)  Code Section 409A. The Restricted Stock Award is intended to be exempt from Section 409A of the Code, and it shall be administered and interpreted in a manner that is consistent with such intent.

7.  Entire Agreement; Governing Law. This Award Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes in their entirety all prior undertakings and agreements of the Company and Participant with respect to the subject matter hereof, and may not be modified in a manner materially adverse to the Participant’s interest except by means of a writing signed by the Company and Participant. This Award Agreement is governed by the internal substantive laws but not the choice of law rules of the State of Nevada.

8.  Counterparts. This Award Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. The execution of this Award Agreement may be by actual or facsimile signature.

9.  No Guarantee of Continued Service. PARTICIPANT ACKNOWLEDGES AND AGREES THAT THE VESTING OF THE RESRICTED SHARES PURSUANT TO THE VESTING SCHEDULE HEREOF IS EARNED ONLY BY CONTINUING AS A SERVICE PROVIDER AT THE WILL OF THE COMPANY (OR THE PARENT OR SUBSIDIARY EMPLOYING OR RETAINING PARTICIPANT) AND NOT THROUGH THE ACT OF BEING HIRED, BEING GRANTED THIS AWARD OR ACQUIRING SHARES HEREUNDER. PARTICIPANT FURTHER ACKNOWLEDGES AND AGREES THAT THIS AWARD AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREUNDER AND THE VESTING SCHEDULE SET FORTH HEREIN DO NOT CONSTITUTE AN EXPRESS OR IMPLIED PROMISE OF CONTINUED ENGAGEMENT AS A SERVICE PROVIDER FOR THE VESTING PERIOD, FOR ANY PERIOD, OR AT ALL, AND SHALL NOT INTERFERE IN ANY WAY WITH PARTICIPANT’S RIGHT OR THE RIGHT OF THE COMPANY (OR THE PARENT OR SUBSIDIARY EMPLOYING OR RETAINING PARTICIPANT) TO TERMINATE PARTICIPANT’S RELATIONSHIP AS A SERVICE PROVIDER AT ANY TIME, WITH OR WITHOUT CAUSE.

Participant represents that the Participant is familiar with the terms and provisions thereof, and hereby accepts this Restricted Stock Award subject to all of the terms and provisions thereof. Participant has reviewed the Plan and this Restricted Stock Award in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Restricted Stock Award Agreement and fully understands all provisions of the Restricted Stock Award. Participant hereby agrees to accept as binding, conclusive, and final all decisions or interpretations of the Administrator upon any questions arising under this Restricted Stock Award or this Restricted Stock Award Agreement. Participant further agrees to notify the Company upon any change in the residence address indicated below.

PARTICIPANT	RYVYL INC.

Signature	By

Print Name	Print Name

Print Title

Residence Address